Exhibit 99.1

Sally Beauty Holdings Announces Leadership Transition

Denise Paulonis Appointed President and Chief Executive Officer

Chris Brickman to Serve as Advisor to Support Orderly Transition

DENTON, Texas – September 1, 2021 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced that Denise Paulonis will be appointed President and Chief Executive Officer, effective October 1, 2021. Ms. Paulonis succeeds Chris Brickman who will be stepping down. Mr. Brickman will continue to serve as President and Chief Executive Officer of the Company and as a member of the Board until September 30, 2021, when he will step down from both positions. Thereafter, Mr. Brickman will serve in a consulting capacity through March 31, 2022, to support an orderly transition. This leadership transition is the result of the Board of Directors’ and Mr. Brickman’s deliberate and collaborative approach to succession planning.

Ms. Paulonis has been a member of the Company’s Board of Directors since 2018 and is the current Chair of the Audit Committee. Most recently she served as Chief Financial Officer of Sprouts Farmers Market. From 2014 to 2020, Ms. Paulonis served in various executive roles at The Michaels Companies, including as Executive Vice President and CFO, Senior Vice President of Finance and Treasurer, and Vice President of Corporate Finance, Investor Relations and Treasury. From 2000 to 2014, Ms. Paulonis held various senior level positions with PepsiCo, McKinsey & Company and Bank of America. She earned a Bachelor of Science in finance and economics from Miami University and a Masters of Business Administration from The Wharton School at the University of Pennsylvania.

Robert McMaster, Chair of the Sally Beauty Holdings Board of Directors said, “As the Company emerges from the hard work of its transformation, both the Board and Chris agree that now is the right time for a change in leadership. During Chris’s tenure, the Company ushered in many new initiatives, including strengthening Sally Beauty Holdings’ standing as the largest omni-channel hair color retailer, introducing modernized loyalty programs, investing significantly in technology and improving our digital capabilities, and leading the Company through the pandemic. On behalf of the entire Board, I want to thank Chris for his service and many contributions to Sally Beauty Holdings over the past seven years and, in particular, for the talented team he has put in place. We wish him well in the next chapter of his career.”

Mr. McMaster continued, “The Board has taken a thoughtful approach to succession planning to ensure that Sally Beauty Holdings is best positioned to continue its momentum, and we unanimously believe Denise is the right leader to drive the next stage of the Company’s growth. With her experience and proven commitment to the Company, we believe Denise will provide fresh perspectives and valuable insights in order to take our brands and our company into the future. The Board and I look forward to working with Denise in her new role as we create significant value for our customers, shareholders and employees.”

Mr. Brickman stated, “I am immensely proud of all that our team has accomplished, and I believe the best is yet to come for Sally Beauty Holdings. I congratulate Denise and look forward to working with her to ensure a seamless transition. I am confident that her leadership will inspire the team and drive the Company to future growth and success.”

“I am both honored and excited to have been appointed as Sally Beauty Holdings’ next Chief Executive Officer,” said Ms. Paulonis. “As a current Board member, I know firsthand what a driven team this is, and I could not be more excited to hit the ground running. We have an amazing opportunity to propel the Company into its next chapter, solidifying our place as a leading beauty provider and moving forward as a dynamic, modern, inclusive and profitable business. I look forward to working with Sally Beauty Holdings’ strong management team and talented employees as we execute on our strategic priorities.”

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. The Company operates approximately 5,000 stores, including 141 franchised locations. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Forward-Looking Statements

Statements in this news release which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2020. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Contact

Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com